Mail Stop 3561

								September 8, 2005

Via Fax & U.S. Mail

Mr. Gregory L. Burns
Chief Executive Officer and Chairman of the Board
O`Charley`s Inc.
3038 Sidco Drive
Nashville, TN 37204

      Re:	O`Charley`s Inc.
      Form 10-K for the year ended December 26, 2004
      File No. 000-18629
		Filed March 28, 2005

Dear Mr. Burns:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Michael Fay
								Branch Chief Accountant

cc:	Lawrence E. Hyatt, CFO
	(615) 784-7778